Exhibit 10.7

GENERAL RELEASE OF CLAIMS

THIS GENERAL RELEASE OF CLAIMS (this “Release”) is entered into by and between Erasca, Inc., a Delaware corporation (the “Company”), and Gary Yeung, MBA, CFA (“Employee”), as of the Effective Date (as defined below).

WHEREAS, Employee’s employment with the Company will terminate effective December 15, 2020 (the “Separation Date”);

WHEREAS, the parties agree that the Company has offered to Employee the termination payment provided in Section 2(d) below, which represent amounts to which Employee was not otherwise entitled, in connection with his termination of employment on the terms and conditions set forth herein, subject to Employee’s execution and non-revocation of this Release; and

WHEREAS, the Company and Employee now wish to fully and finally resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the termination payment payable to Employee described in Section 2(d) below, the adequacy of which is hereby acknowledged by Employee, and which Employee acknowledges that he would not otherwise be entitled to receive, Employee and the Company hereby agree as follows:

1. Effective Date; Termination of Employment.

(a) Effective Date. This Release shall become effective upon Employee’s execution of the Release (which shall occur no earlier than the Separation Date) and the expiration of the revocation period applicable under Section 3(d) without Employee having given notice of revocation. The “Effective Date” shall be the eighth (8th) day following Employee’s execution of this Release without revocation. Employee understands that Employee will not be given any termination payment under Section 2(d) of this Release unless the Effective Date occurs on or before the date that is thirty (30) days following the Separation Date. In the event the Effective Date does not occur on or before the date that is thirty (30) days following the Separation Date, this Release shall be null and void.

(b) Termination of Employment. Employee has previously tendered his resignation to the Company, effective as of the Separation Date. Accordingly, Employee’s employment by the Company will terminate effective as of Separation Date. Employee hereby resigns from any and all titles or positions he may hold with the Company (and any of its affiliates and subsidiaries) effective as of the Separation Date, including his position as Chief Operating Officer and Chief Financial Officer as well as any board positions he holds with any subsidiaries of the Company. Employee shall execute any additional documentation necessary to effectuate such resignations. Employee’s “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be the Separation Date.

2. Compensation.

(a) Compensation Through Separation Date. On the Separation Date, the Company shall issue to Employee his final paycheck, reflecting (i) Employee’s fully earned but unpaid base salary, through the Separation Date at the rate then in effect, and (ii) all accrued, unused paid time off or vacation due Employee through the Separation Date. Subject to Section 2(b) below, Employee acknowledges and agrees that with his final check, Employee will have received all monies, bonuses, commissions, expense reimbursements, paid time off or vacation, or other compensation he earned or was due during his employment by the Company.

(b) Expense Reimbursements. The Company, within thirty (30) days after the Separation Date, will reimburse Employee for any and all reasonable and necessary business expenses incurred by Employee in connection with the performance of his job duties prior to the Separation Date, which expenses shall be submitted to the Company with supporting receipts and/or documentation no later than thirty (30) days after the Separation Date.

(c) Benefits. Employee’s entitlement to benefits from the Company, and eligibility to participate in the Company’s benefit plans, shall cease on the Separation Date, except to the extent Employee elects to and is eligible to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for himself and any covered dependents, in accordance with the provisions of COBRA.

(d) Termination Benefit. In exchange for Employee’s agreement to be bound by the terms of this Release, including, but not limited to, the release of claims in Section 3, and subject to the occurrence of the Effective Date as provided in Section 1(a), Employee shall be entitled to receive a cash payment in the amount of $99,600, representing Employee’s target annual bonus for 2020, payable in a lump sum on the first regularly scheduled payroll date following the Effective Date, subject to applicable withholdings. The payment in this Section 2(d) shall be the exclusive termination benefits to which Employee is entitled, unless Employee has failed to comply with the provisions of this Release (including Section 2(f) regarding the return of Company property), in which case the last sentence of Section 4(a) shall apply.

(e) Forfeiture or Repurchase of Certain Restricted Shares. Employee previously received or purchased the following shares of common stock of the Company:

(i) 500,000 shares of the Company’s common stock (the “July 2018 Shares”) issued to Employee pursuant to that certain Restricted Stock Grant Notice and Restricted Stock Agreement dated July 16, 2018 (the “July 2018 RSA”). As of the Separation Date, 291,666 of the July 2018 Shares were vested and 208,334 of the July 2018 Shares were unvested. Effective as of the Separation Date, pursuant to Section 2(a) of the July 2018 RSA, all of the 208,334 unvested July 2018 Shares will automatically be forfeited by Employee for no consideration and without any further action by the Company.

(ii) 300,000 shares of the Company’s common stock (the “First Tranche December 2019 Shares”) purchased by Employee on February 18, 2020 upon the early exercise of stock options granted to him by the Company pursuant to that certain Stock Option Grant Notice and Stock Option Agreement dated December 11, 2019 (the “First December 2019 Option Agreement”), at a purchase price per share of $0.56. As of the Separation Date, 100,000 of the First Tranche December 2019 Shares were vested and 200,000 of the First Tranche December 2019 Shares were unvested. Effective as of the Separation Date, pursuant to Section 2(a) of the First Tranche December 2019 Option Agreement, all 200,000 of the unvested First Tranche December 2019 Shares are hereby repurchased by the Company at a repurchase price of $0.56 per share, for an aggregate repurchase price of $112,000.00.

(iii) 200,000 shares of the Company’s common stock (the “Second Tranche December 2019 Shares”) purchased by Employee on February 18, 2020 upon the early exercise of stock options granted to him by the Company pursuant to that certain Stock Option Grant Notice and Stock Option Agreement dated December 11, 2019 (the “Second December 2019 Option Agreement”), at a purchase price per share of $0.56. As of the Separation Date, 50,000 of the Second Tranche December

2019 Shares were vested and 150,000 of the Second Tranche December 2019 Shares were unvested. Effective as of the Separation Date, pursuant to Section 2(a) of the Second December 2019 Option Agreement, all 150,000 of the unvested Second Tranche December 2019 Shares are hereby repurchased by the Company at a repurchase price of $0.56 per share, for an aggregate repurchase price of $84,000.00.

(iv) 646,522 shares of the Company’s common stock (the “September 2020 Shares”) purchased by Employee on October 5, 2020 upon the early exercise of stock options granted to him by the Company pursuant to that certain Stock Option Grant Notice and Stock Option Agreement dated September 23, 2020 (the “September 2020 Option Agreement”), at a purchase price per share of $1.04. As of the Separation Date, 26,938 of the September 2020 Shares were vested and 619,584 of the September 2020 Shares were unvested. Effective as of the Separation Date, pursuant to Section 2(a) of the September 2020 Option Agreement, all 619,584 of the unvested September 2020 Shares are hereby repurchased by the Company at a repurchase price of $1.04 per share, for an aggregate repurchase price of $644,367.36.

(v) The aggregate repurchase price payable pursuant to clauses (e)(ii), (iii) and (iv) above of $840,367.36 was paid by the Company to Employee on the Separation Date by delivery of a check or wire transfer of the aggregate purchase price. The foregoing forfeiture and repurchases from the Employee was effective on the books and records of the Company as of the Separation Date, regardless of whether or not Employee returns to the Company his original stock certificate(s) representing the forfeited or repurchased shares. Employee agrees that any original stock certificate(s) for his forfeited and repurchased shares shall be cancelled, or an appropriate entry made on the Company’s stock ledger reflecting such forfeiture and repurchases, and the Company agrees to issue new stock certificate(s) or make new book entries on its stock ledger representing any remaining vested shares which he will continue to own following the foregoing repurchase. Any remaining vested shares will remain subject to the terms of the equity plan and award agreements pursuant to which they were originally issued. The foregoing forfeiture and repurchases shall be effective as of the Separation Date without regard to the effectiveness of this Release or the occurrence of the Effective Date.

(f) Return of the Company’s Property. On the Separation Date, and prior to the payment of any amounts to Employee under Section 2(d) above, Employee shall immediately surrender to the Company all Company equipment, lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, including, without limitation, Employee’s Company-issued laptop, it being distinctly understood that all such equipment, lists, books and records, and other documents, are the property of the Company and shall be returned with all stored data and files intact.

3. General Release of Claims by Employee.

(a) Employee, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Employee is or has been a participant by virtue of his employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Employee has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Employee’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.

Notwithstanding the generality of the foregoing, Employee does not release the following:

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii) Claims pursuant to the terms and conditions of the federal law known as COBRA;

(iv) Claims for indemnity under the bylaws of the Company, as provided for by California law (including California Labor Code Section 2802) or under any applicable insurance policy with respect to Employee’s liability as an employee of the Company;

(v) Claims based on any right Employee may have to enforce the Company’s executory obligations under this Release;

(vi) Employee’s right to bring to the attention of the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing claims or any other federal, state or local government agency of discrimination, harassment, retaliation or failure to accommodate, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state or local government agency; provided, however, that Employee does release his right to secure any damages for any such alleged treatment;

(vii) Employee’s right to communicate or cooperate with any government agency; and

(vii) Any other Claims that cannot be released as a matter of law.

(b) EMPLOYEE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

BEING AWARE OF SAID CODE SECTION, EMPLOYEE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(c) Employee acknowledges that this Release was presented to him on December 14, 2020, and that, prior to signing this Release, Employee was given at least twenty-one (21) days’ time in which to consider it. Employee further acknowledges that the Company has advised him that he is waiving his rights under the ADEA, and that Employee should consult with an attorney of his choice before signing this Release, and Employee has had sufficient time to consider the terms of this Release. Employee represents and acknowledges that if Employee executes this Release before the foregoing twenty-one (21) days have elapsed, Employee does so knowingly, voluntarily, and upon the advice and with the approval of Employee’s legal counsel (if any), and that Employee voluntarily waives any remaining consideration period.

(d) Employee understands that after executing this Release, Employee has the right to revoke it within seven (7) days after his execution of it. Employee understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Employee does not revoke the Release in writing. Employee understands that this Release may not be revoked after the seven (7) day revocation period has passed. Employee also understands that any revocation of this Release must be made in writing and delivered to Lorraine Lockwood, Senior Director, Human Resources of the Company, at the Company’s principal place of business, within the foregoing seven (7) day period.

(e) Employee understands that this Release shall become effective, irrevocable, and binding upon Employee on the eighth (8th) day after his execution of it, so long as Employee has not revoked it within the time period and in the manner specified in clause (d) above.

4. Confirmation of Continuing Obligations.

(a) Employee hereby expressly reaffirms his obligations under that certain Proprietary Information and Inventions Agreement executed by Employee on July 18, 2018 (the “PIIA”), a copy of which is attached to this Release as Exhibit A and incorporated herein by reference, and agrees that such obligations shall survive the Separation Date and any termination of his services to the Company. The Company shall be entitled to cease all termination payments to Employee in the event of his non-compliance with this Section 4.

(b) Employee agrees that, for a period of twelve (12) months after the Separation Date, Employee will not, either directly or through others, solicit or encourage or attempt to solicit or encourage any employee, independent contractor, or consultant of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

(c) Employee agrees that he shall not disparage or otherwise communicate negative statements or opinions about the Company, its board members, officers, employees, shareholders or agents; provided, however, that Employee shall not be prohibited from making such statements or opinions to his immediate family so long as such statements or opinions are not likely to be harmful to the Company, its board members, officers, employees, shareholders or agents or its or their businesses, business reputations, or personal reputations. The Company agrees that neither its board members nor officers shall disparage or otherwise communicate negative statements or opinions about Employee. Except as may be required by law, neither Employee, nor any member of Employee’s family, nor anyone else acting by, through, under or in concert with Employee will disclose to any individual or entity (other than Employee’s legal or tax advisors) the terms of this Release. Nothing in this Section 4(c) shall prohibit Employee from (i) testifying in any legal proceeding in which he testimony is compelled by law or court order and no breach of this provision shall occur due to any accurate, legally compelled testimony or (ii) communicating or cooperating with any government agency.

(d) Employee acknowledges that the Company has provided him with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information (as defined in the PIIA) that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the Proprietary Information to his attorney and use the Proprietary Information in the court proceeding, if Employee files any document containing the Proprietary Information under seal, and does not disclose the Proprietary Information, except pursuant to court order.

5. Arbitration. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Release or its enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final and binding arbitration held in San Diego, California through Judicial Arbitration & Mediation Services/Endispute (“JAMS”) under the then existing JAMS arbitration rules. The rules may be found online at www.jamsadr.com or upon written request to the Company. This Section 5 is intended to be the exclusive method for resolving any and all claims by the parties against each other relating to Employee’s employment or the termination thereof; provided that Employee will retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (a) claims for workers’ compensation, state disability insurance or unemployment insurance; (b) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement (provided that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Section 5; and (c) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California); provided, further, that, except as otherwise provided by law, you will not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits. Further, nothing in this Section 5 is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. The Company shall pay all costs of arbitration, including without limitation, arbitration administrative fees, arbitrator compensation and expenses, and costs of any witnesses called by the arbitrator. Unless otherwise ordered by the arbitrator under applicable law, the Company and Employee shall each bear its or his own expenses, such as attorneys’ fees, costs and disbursements. Nothing herein shall prevent the Company or Employee from seeking a statutory award of reasonable attorneys’ fees and costs. Each party warrants that it has had the opportunity to be represented by counsel in the negotiation and execution of this Release. Both Employee and the Company expressly waive his or its right to a jury trial. Employee further waives his right to pursue claims against the Company on a class basis; provided, however, that Employee does not waive his right, to the extent preserved by law, to pursue representative claims against the Company under the California Private Attorney General Act.

6. Miscellaneous.

(a) Assignment; Assumption by Successor. The rights of the Company under this Release may, without the consent of Employee, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Release in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used in this Release, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Release by operation of law or otherwise.

(c) Survival. The covenants, agreements, representations and warranties contained in or made in Sections 2, 3, 4, 5 and 6 of this Release shall survive Employee’s termination of employment or any termination of this Release.

(d) Severability. In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the Parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

(e) Interpretation; Construction. The headings set forth in this Release are for convenience only and shall not be used in interpreting this Release. This Release has been drafted by legal counsel representing the Company, but Employee has participated in the negotiation of its terms. Furthermore, Employee acknowledges that Employee has had an opportunity to review and revise the Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release. Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.

(d) Governing Law and Venue. This Release is to be governed by and construed in accordance with the laws of the United States of America and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Except as provided in Section 5, any suit brought hereon shall be brought in the state or federal courts sitting in San Diego, California, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

(e) Entire Agreement; Modification. This Release and the PIIA set forth the entire understanding of the parties with respect to the subject matter hereof and supersede all existing agreements between them concerning such subject matter, including without limitation, that certain offer letter dated February 5, 2020, between Employee and the Company. Employee expressly acknowledges and agrees that he is not eligible for any severance or termination benefits under such offer letter, which is hereby terminated. This Release may be amended or modified only with the written consent of Employee and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

(f) Counterparts. This Release may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Release.

(g) Withholding and other Deductions. All compensation payable to Employee hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

(h) Section 409A.

(i) It is intended that all of the termination benefits and other payments payable under this Release satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Release will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Release (and any definitions hereunder) will be construed in a manner that complies with Section 409A of the Code.

(ii) To the extent applicable, this Release shall be interpreted in accordance with the applicable exemptions from Section 409A of the Code. To the extent that any provision of the Release is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Release shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code.

(iii) For purposes of Section 409A of the Code, Employee’s right to receive any installment payments pursuant to this Release will be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Release specifies a payment period with reference to a number of days, the actual date of payment within the specified period will be within the sole discretion of the Company.

(iv) Any reimbursement of expenses or in-kind benefits payable under this Release shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Employee’s taxable year following the taxable year in which Employee incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable during any taxable year of Employee’s will not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Employee’s, and Employee’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

(i) RIGHT TO ADVICE OF COUNSEL. EMPLOYEE ACKNOWLEDGES THAT HE HAS THE RIGHT, AND IS ENCOURAGED, TO CONSULT WITH HIS LAWYER; BY HIS SIGNATURE BELOW, EMPLOYEE ACKNOWLEDGES THAT HE HAS CONSULTED, OR HAS ELECTED NOT TO CONSULT, WITH HIS LAWYER CONCERNING THIS RELEASE.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Release as of the dates set forth below.

ERASCA, INC.

Date: December 15, 2020	By: /s/ Jonathan Lim
Name: Jonathan Lim
Title: Chief Executive Officer

EMPLOYEE
Date: December 15, 2020	/s/ Gary Yeung
Gary Yeung, MBA, CFA

[SIGNATURE PAGE TO GENERAL RELEASE OF CLAIMS]